EXHIBIT 21

                   SUBSIDIARIES OF CHARTER POWER SYSTEMS, INC.



C&D Charter Power Systems, Inc., incorporated in the state of Delaware

Charter Power of  California,  incorporated  in the state of  California,  DBA -
     CalPacific Power Systems, Inc., CalPacific and CalPacific Power Systems

Ratelco Electronics, Inc., incorporated in the state of Delaware

C&D Charter Holdings, Inc., incorporated in the state of Delaware

Cactus Holdings, Inc., incorporated in the state of Delaware

International Power Systems, Inc., incorporated in the state of Arizona

Charter Power F. S. Ltd., incorporated in the Islands of Bermuda

LH Research, Inc., incorporated in the state of Delaware

Power Convertibles Corporation, incorporated in the state of Arizona

Power Convertibles Ireland Ltd., organized under the laws of Ireland

PCC de Mexico, S. A. de C. V., organized under the laws of Sonora, Mexico



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